EXHIBIT 4.6

CLAYTON WILLIAMS ENERGY, INC.

LONG TERM INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

This Agreement is made and entered into as of the Date of Grant set forth in the Notice of Grant of Restricted Stock (“Notice of Grant”) by and between Clayton Williams Energy, Inc., a Delaware corporation (the “Company”), and you;

WHEREAS, the Company in order to induce you to enter into and to continue to dedicate your service to the Company and to materially contribute to the success of the Company agrees to grant you this restricted stock award;

WHEREAS, the Company adopted the Clayton Williams Energy, Inc. Long Term Incentive Plan as it may be amended from time to time (the “Plan”) under which the Company is authorized to grant restricted stock awards to certain employees and service providers of the Company and certain Affiliates;

WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this restricted stock award agreement (“Agreement”) as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan or the Notice of Grant; and

WHEREAS, you desire to accept the restricted stock award made pursuant to this Agreement.

NOW, THEREFORE, in consideration of and mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:

1.             The Grant.  Subject to the conditions set forth below, the Company hereby grants you effective as of the Date of Grant set forth in the Notice of Grant, as a matter of separate inducement but not in lieu of any salary or other compensation for your services for the Company, an award (the “Award”) consisting of the aggregate number of shares of Stock set forth in the Notice of Grant (the “Restricted Shares”) in accordance with the terms and conditions set forth herein and in the Plan.

2.             Escrow of Restricted Shares.  The Company shall evidence the Restricted Stock in the manner that it deems appropriate, including, without limitation, certificating the Restricted Stock or evidencing the Restricted Stock in book entry form, electronic or otherwise.  The Company may issue in your name a certificate or certificates representing the Restricted Stock and retain that certificate or those certificates until the restrictions on such Award expire as contemplated in Section 5 of this Agreement or the Award is forfeited as described in Sections 4 and 6 of this Agreement.  If the Company certificates the Restricted Stock, you shall execute one or more stock powers in blank for those certificates and deliver those stock powers to the Company.  The Company shall hold the Restricted Stock and the related stock powers pursuant to the terms of this Agreement, if applicable, until such time as (a) a certificate or certificates for the Restricted Stock are delivered to you, (b) the Restricted Stock is otherwise transferred to you free of restrictions, or (c) the Restricted Stock is canceled and forfeited pursuant to this Agreement.

3.             Ownership of Restricted Shares.  From and after the Date of Grant and subject to the terms of this Agreement, you will be entitled to all the rights of absolute ownership of the Restricted Stock granted under this Agreement, including the right to vote those shares; provided, however, that any dividends paid by the Company with respect to the Restricted Stock prior to the expiration of the Forfeiture Restrictions (as defined below) shall be held in escrow by the Company and paid to you, if at all, at the time the Forfeiture Restrictions expire on the Restricted Stock for which the dividend accrued; provided, further, that in no event shall dividends be settled later than 45 days following the date on which the Forfeiture Restrictions expire with respect to the Restricted Stock for which the dividends were accrued.  For purposes of clarity, if the Restricted Stock is forfeited by you pursuant to the terms of this Agreement then you shall also forfeit the dividends, if any, accrued with respect to such forfeited Restricted Stock.  No interest will accrue on the dividends between the declaration and settlement of the dividends.

4.             Restrictions; Forfeiture.  The Restricted Stock under the Award is restricted in that it may not be sold, transferred or otherwise alienated or hypothecated until the restrictions enumerated in this Agreement and the Plan are removed or expire as contemplated in Section 5 or 6 of this Agreement.  The Restricted Stock is also restricted in the sense that it may be forfeited to the Company (the “Forfeiture Restrictions”).  You hereby agree that if the Restricted Stock is forfeited, as provided in Section 6, the Company shall have the right to deliver the Restricted Stock to the Company’s transfer agent for, at the Company’s election, cancellation or transfer to the Company.

5.             Expiration of Restrictions and Risk of Forfeiture.  The restrictions on the Restricted Shares granted pursuant to this Agreement will expire and the Restricted Shares will become transferable and nonforfeitable (“Vested”) as set forth in the Notice of Grant, provided that you remain in the employ of, or a service provider to, the Company or its Subsidiaries until the applicable dates set forth therein.

6.             Termination of Services. Subject to this Section 6 and Section 29, if your service relationship with the Company or any of its Subsidiaries is terminated for any reason, then those Restricted Shares that have not Vested as of the date of termination shall become null and void and those Restricted Shares shall be forfeited to the Company together with any money held in escrow attributable to such shares.  The Restricted Shares that have Vested as of the date of such termination shall not be forfeited to the Company.  The terms and provisions of the employment agreement, if any, between you and the Company or any Subsidiary (the “Employment Agreement”) that relate to or affect the Option are incorporated herein by reference.  In the event of any conflict or inconsistency between the terms and conditions of this Section 6 and the terms and conditions of the Employment Agreement, the terms and conditions of the Employment Agreement shall be controlling.

7.             Leave of Absence.  With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of, or providing services for, the Company, provided that rights to the Restricted Shares during a leave of absence will be limited to the extent to which those rights were Vested when the leave of absence began.

8.             Delivery of Stock.  Promptly following the Restricted Shares becoming Vested as contemplated in Section 5 of this Agreement, the Company shall cause to be issued and delivered to you or your designee a certificate or other evidence of the number of Restricted Shares as to which restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions, upon receipt by the Company of any tax withholding as may be requested pursuant to Section 9.  The value of such Restricted Shares shall not bear any interest owing to the passage of time.

9.             Payment of Taxes.  The Company may require you to pay to the Company (or the Company’s Subsidiary if you are an employee of a Subsidiary of the Company), an amount the Company deems necessary to satisfy its (or its Subsidiary’s) current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Award.  With respect to any required tax withholding, you may (a) direct the Company to withhold from the shares of Stock to be issued to you under this Agreement the number of shares necessary to satisfy the Company’s obligation to withhold taxes, which determination will be based on the shares’ Fair Market Value at the time such determination is made; (b) deliver to the Company shares of Stock sufficient to satisfy the Company’s tax withholding obligations, based on the shares’ Fair Market Value at the time such determination is made; (c) deliver cash or personal, certified or official bank check to the Company sufficient to satisfy its tax withholding obligations; or (d) satisfy such tax withholding through any combination of (a), (b) and (c).  If you desire to elect to use the stock withholding option described in subparagraph (a), you must make the election at the time and in the manner the Company prescribes. If such tax obligations are satisfied under subparagraph (a) or (b), the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such tax liabilities based on a withholding rate determined by the Company for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to such Award. The Company, in its discretion, may deny your request to satisfy its tax withholding obligations using a method described under subparagraph (a), (b), or (d).  In the event the Company determines that the aggregate Fair Market Value of the shares of Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you must pay to the Company, in cash, the amount of that deficiency immediately upon the Company’s request.

10.          Compliance with Securities Law.  Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock (including Restricted Shares) will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed.  No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed.  In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act, is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.

YOU ARE CAUTIONED THAT ISSUANCE OF UNRESTRICTED STOCK UPON THE VESTING OF RESTRICTED STOCK GRANTED PURSUANT TO THIS AGREEMENT MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained.  As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.  From time to time, the Board and appropriate officers of the Company are authorized to take the Securities Actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.

11.          Adjustments.  The terms of the Award shall be subject to adjustment in accordance with Section 8 of the Plan.

12.          Legends.  The Company may at any time place legends referencing any restrictions imposed on the shares pursuant to this Agreement on all certificates representing shares issued with respect to this Award.

13.          Right of the Company and Subsidiaries to Terminate Services.  Nothing in this Agreement confers upon you the right to continue in the employ of or performing services for the Company or any Subsidiary, or interferes in any way with the rights of the Company or any Subsidiary to terminate your employment or service relationship at any time.

14.          Furnish Information.  You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

15.          Remedies.  The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

16.          No Liability for Good Faith Determinations.  The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Shares granted hereunder.

17.          Execution of Receipts and Releases.  Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

18.          No Guarantee of Interests.  The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.

19.          Company Records.  Records of the Company or its Subsidiaries regarding your period of service, termination of service and the reason(s) therefor, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

20.          Notice.  Each notice required or permitted under this Agreement must be in writing and personally delivered, sent by mail or sent by e-mail or through another electronic delivery system utilized with respect to Awards under the Plan, and shall be deemed to be delivered on the date on which such notice is actually received by the person to whom it is properly addressed or if earlier the date sent via certified mail.

21.          Waiver of Notice.  Any person entitled to notice hereunder may waive such notice in writing.

22.          Successors.  This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

23.          Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

24.          Company Action.  Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.

25.          Headings.  The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

26.          Governing Law.  All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law.  The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

27.          Consent to Texas Jurisdiction and Venue.  You hereby consent and agree that state courts located in Midland County, Texas and the United States District Court for the Western District of Texas each shall have personal jurisdiction and proper venue with respect to any dispute between you and the Company arising in connection with the Restricted Shares or this Agreement.  In any dispute with the Company, you will not raise, and you hereby expressly waive, any objection or defense to such jurisdiction as an inconvenient forum.

28.          Amendment.  This Agreement may be amended the Board or by the Committee at any time (a) without your consent, so long as the amendment does not materially and adversely affect your rights under the Award, or (b) with your consent.  For purposes of clarity, any adjustment made to the Award pursuant to Section 8 of the Plan will be deemed not to materially and adversely affect your rights under this Award.

29.          Clawback. This Agreement and your Award is subject to any written clawback policies of the Company, whether in effect on the Date of Grant or adopted, with the approval of the Board, following the Date of Grant. Any such policy may subject your Award and amounts paid or realized with respect to your Award to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and that the Company determines should apply to this Award.

30.          The Plan.  This Agreement and the Notice of Grant are subject to all the terms, conditions, limitations and restrictions contained in the Plan.  In the event of any conflict or inconsistency between any terms and conditions of this Agreement, the Notice of Grant, and the terms and provisions of your Employment Agreement, or a consulting agreement, severance or change in control agreement, if any, between you and the Company or any Subsidiary or other Affiliate (an “Additional Agreement”), the terms and conditions of the Additional Agreement shall be controlling.  Taking into account the provisions of Section 6(a) of the Plan, if there is any conflict or inconsistency between the Plan and the Notice of Grant, this Agreement, or the Employment Agreement, then you acknowledge and agree that those terms of the Plan shall control and, if necessary, the applicable terms of the Notice of Grant, this Agreement, or the Employment Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan.

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